Exhibit 99.2


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of April 11, 2001 by and between Venturian Holdings, LLC, a Delaware limited liability company ("PURCHASER"), and Venturian Corp., a Minnesota corporation (the "COMPANY" and, together with Purchaser, hereinafter sometimes referred to as the "CONSTITUENT ENTITIES").

         WHEREAS, the Company and its Napco International Inc. subsidiary ("Napco") have entered into an agreement with JATA LLC pursuant to which JATA LLC is acquiring substantially all of the assets, and assuming certain liabilities, of the Napco business (the "Napco Purchase Agreement"); and

         WHEREAS, in connection with the Napco Purchase Agreement, the Company, Napco and JATA LLC have entered into a management agreement (the "Napco Management Agreement") pursuant to which JATA LLC will manage the Napco business pending the closing of the purchase and sale contemplated in the Napco Purchase Agreement; and

         WHEREAS, Purchaser has proposed acquiring the Company by effecting the Merger (as defined in Section 1.02 hereof) pursuant to this Agreement, whereby the shares of the outstanding common stock, par value $1.00 per share, of the Company (the "SHARES" or "COMPANY COMMON STOCK"), except as otherwise provided herein, will be converted into cash at a price of $5.00 per Share;

         WHEREAS, the Board of Directors of Purchaser and the Board of Directors of the Company, based upon the recommendation of a special committee of the Company's independent directors (the "COMPANY SPECIAL COMMITTEE"), have approved this Agreement and determined that it is in the best interests of their respective companies and shareholders to consummate this Agreement and the transactions provided for herein; and

         WHEREAS, the members of Purchaser ("PURCHASER MEMBERS") are, or will be prior to the consummation of the Merger, the owners of approximately 38% of the Shares; and

         WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER
                                   ----------

         Section 1.01 Company Actions. The Company hereby approves of the Merger and represents that, upon the recommendation of the Company Special Committee, its Board of Directors, at a meeting duly called and held, has (i) approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders (the "COMPANY SHAREHOLDERS"), (ii) directed that this Agreement and the Merger be submitted to a vote of the Company Shareholders, and (iii) resolved to recommend that the Company Shareholders approve and adopt this Agreement and the Merger. The Company represents that Section 302A.673 of the Minnesota Business Corporation Act, as amended (the "MBCA"), does not limit in any respect the transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Proxy Documents (as defined in Section 1.06 hereof) of the recommendation of its Board of Directors described in clause (iii) of the first sentence of this
Section 1.01.

         Section 1.02 The Merger. Subject to the terms and conditions of this Agreement, the provisions of the MBCA and the provisions of the Delaware Limited Liability Company Act, as amended (the "DLLCA"), at the Effective Time (as defined in Section 1.03 hereof), the Company and the Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (b) the Purchaser shall be the surviving entity in the Merger (the "SURVIVING ENTITY"), and (c) the Surviving Entity shall possess all the rights, privileges, immunities, and franchises of each of the Company and the Purchaser. Pursuant to the Merger, (x) the Certificate of Formation of the Purchaser shall be the Certificate of Formation of the Surviving Entity until thereafter amended as provided by law and such Certificate of Formation, and (y) the Limited Liability Company Agreement of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter amended as provided by law, the Certificate of Formation and such Limited Liability Company Agreement. The Merger shall have the effects set forth in the MBCA and the DLLCA.

         Section 1.03 Effective Time. Purchaser shall cause the Purchaser to, and the Company shall, execute and file on the Closing Date (as defined in Section 1.04 hereof) (or on such later date as Purchaser and the Company may agree) an appropriate Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "DE SECRETARY OF STATE") and appropriate Articles of Merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Minnesota (the "MN SECRETARY OF STATE"). The Merger shall become effective on the date on which the Certificate of Merger and Articles of Merger are duly filed with the DE Secretary of State and the MN Secretary of State, respectively, or such later date and time as is agreed upon by the Constituent Entities and specified in the Certificate of Merger and in the Articles of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME." Purchaser shall also comply with MBCA Section 302A.651 Subd. 4 relating to a foreign surviving organization.


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


         Section 1.04 Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "CLOSING DATE"), at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 1.05 Governors and Officers of the Surviving Entity. The Board of Governors and officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the governors and officers, respectively, of the Surviving Entity until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's Certificate of Formation and Limited Liability Company Agreement.

         Section 1.06 Meeting of Company Shareholders.

         (a) As required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law: (i) use its reasonable efforts to duly call, give notice of, convene and hold a special meeting of the Company Shareholders (the "SPECIAL MEETING") as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement; (ii) prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to the Company Shareholders, and (y) to obtain the necessary approvals of the Merger and this Agreement by the Company Shareholders; and (iii) include in the Proxy Statement the recommendation of the Board that Company Shareholders vote in favor of the approval of the Merger and this Agreement (the Proxy Statement, together with such related materials sent to the Company Shareholders, collectively, the "PROXY DOCUMENTS").

         (b) Purchaser shall provide the Company with the information concerning Purchaser required to be included in the Proxy Statement. Purchaser shall vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, the Purchaser or any of its Affiliates (as defined in the Securities Act of 1933, as amended (the "SECURITIES ACT")) in favor of the approval of the Merger and of this Agreement.

                                  ARTICLE II.
                            CONVERSION OF SECURITIES
                            ------------------------

         Section 2.01 Conversion of Capital Stock. The manner and basis of converting the shares of capital stock or membership interests of each of the Constituent Entities is set forth in this Section 2.01. As of the Effective Time, by virtue of the Merger and without any action on


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


the part of the holders of any shares of Company Common Stock or membership interests in the Purchaser (the "PURCHASER MEMBERSHIP INTEREST"):

         (a) Purchaser Membership Interests; Interest in Surviving Entity. Each issued and outstanding Purchaser Membership Interest shall remain as a membership interest in the Purchaser and thus, will a constitute membership interest in the Surviving Entity immediately after the Effective Time. Each share of Company Common Stock held by those persons listed on Schedule 2.01(a) ("CERTAIN SHAREHOLDERS") shall be converted into and become one validly issued, fully paid and nonassessable membership interest in the Surviving Entity, which, along with those Purchaser Membership Interests referred to in the foregoing sentence, shall constitute the only issued and outstanding membership interests in the Surviving Entity immediately after the Effective Time.

         (b) Cancellation of Certain Shares. All shares of Company Common Stock owned by any Subsidiary (as defined in Section 3.01 hereof) of the Company or by Purchaser or any other wholly owned Subsidiary of Purchaser shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Shares held by Certain Shareholders, Shares to be cancelled in accordance with Section 2.01(b) and any Dissenting Common Stock (as defined in Section 2.03 hereof)), shall be converted into the right to receive cash in the amount of $5.00 (the "MERGER CONSIDERATION"), without interest, payable to the holder thereof, prorated for fractional shares, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.02 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.02 hereof, without interest.

         Section 2.02 Exchange of Certificates.

         (a) Paying Agent. American Stock Transfer & Trust Company (the "PAYING AGENT") shall make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.01(c) hereof. On the Closing Date, Purchaser shall take all steps necessary to deposit or cause to be deposited with the Paying Agent at least $1,300,000 of the funds required for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Purchaser or the Surviving Entity. The Surviving Entity will be obligated to fund all additional payments of the funds to which holders of shares of Company Common Stock shall become entitled to pursuant to
Section 2.01(c) hereof. Within five (5) business days after the Effective Time, the Surviving Entity will deposit or cause to be deposited with the Paying Agent such additional amount necessary to cover payment to such holders.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days thereafter, Purchaser shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 2.01(c) hereof into the right to receive the Merger Consideration,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser and the Surviving Entity may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection
(f) below), for each share of Company Common Stock (prorated for fractional shares) formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02. No interest will be paid or will accrue on any shares of Company Common Stock.

         As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days thereafter, Purchaser shall mail to each Certain Shareholder, whose shares were converted pursuant to Section 2.01(a) hereof into the right to receive membership interest in the Surviving Entity,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Purchaser and shall be in such form and have such other provisions as Purchaser and the Surviving Entity may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for membership interests in the Surviving Entity. Upon surrender of a Certificate to Purchaser, together with such letter of transmittal, duly executed, a Certain Shareholder shall be entitled to receive in exchange therefor one membership interest in the Surviving Entity for each share of Company Common Stock (prorated for fractional shares) formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.02, each Certificate held by a Certain Shareholder shall be deemed at any time after the Effective Time to represent only the right to receive a membership interest in the Surviving Entity as contemplated by this Section 2.02.

         (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 2.02(b) hereof but for failure to deliver such Certificate or Certificates to the Paying Agent shall nevertheless be paid to such person; PROVIDED, HOWEVER, that the Surviving Entity may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Entity an indemnity agreement in form and substance satisfactory to the Surviving Entity and if reasonably deemed advisable by the Surviving Entity, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Entity or Purchaser with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

         (d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates for Shares subject to Section 2.01(c) are presented to the Surviving Entity for any reason, they shall be cancelled in exchange for the Merger Consideration for each Share represented by such Certificate as provided in this Article II.

         (e) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Entity (subject to any applicable abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Entity nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Taxes. As specified in the Proxy Documents or otherwise required by law, Purchaser, the Purchaser, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Purchaser, the Purchaser, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Purchaser, the Purchaser, the Surviving Entity or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

         Section 2.03 Dissenting Common Stock. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the MBCA, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "DISSENTING COMMON STOCK"), shall not be converted into or represent the right to receive the Merger Consideration, but rather, holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Dissenting Common Stock in accordance with the provisions of Section 302A.473 of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to dissent and payment under Sections 302A.471 and 302A.473 of the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become, for each such share, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.03, if (i) the Merger is rescinded or abandoned or (ii) the Company Shareholders do not approve the Merger and this Agreement, then the right of any shareholder to be paid the fair value of such shareholder's shares of Dissenting Common Stock pursuant to Section 302A.473 of the MBCA shall cease. The Company shall give Purchaser prompt notice of any notice of intent to demand payment of fair value of any shares of Company Common Stock under Section 302A.473 of the MBCA received by the Company with respect to shares of Dissenting Common Stock, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any dissenters' rights or offer to settle or settle any demands made by holders of any shares of Dissenting Common Stock.

         Section 2.04 Company Option Plans. Purchaser and the Company shall take all actions necessary (including, without limitation, the execution and delivery by the Company and each of the holders of employee stock options to purchase shares of Company Common Stock ("OPTIONS") of one or more agreements to provide that, effective as of the Effective Time, (i) each outstanding Option granted under the Company's 1995 Stock Option Plan, as amended, and under the Company's Non-Employee Director Stock Plan (collectively, the "STOCK PLAN"), whether or not then exercisable or vested, shall be cancelled, and (ii) in consideration of such cancellation, the Company (or, at Purchaser's option, the Purchaser) shall pay to each such holder of Options an amount in cash in respect thereof equal to the sum of (A) $250.00; PLUS (B) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price less than $5.00 per share, multiplied by the difference, if any, between $5.00 and the purchase or exercise price for such Option as set forth in the applicable option agreement; PLUS (C) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price in excess of $5.00 per share multiplied by $.10 (such payment to be net of applicable withholding taxes). As of the Effective Time, the Stock Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Stock Plan or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company.


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


                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company represents and warrants to Purchaser, as of the date hereof and at the Closing Date, that except as set forth in the disclosure schedule of the Company delivered to Purchaser concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"):

         Section 3.01 Corporate Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("COMPANY MATERIAL ADVERSE EFFECT"). As used in this Agreement, (a) the term "MATERIAL ADVERSE EFFECT" means, (i) a material adverse effect on the business, results of operations, financial condition or prospects of such party or any of its Subsidiaries, either individually or in the aggregate, including, without limitation, any adverse effect that results in or gives rise to, or is reasonably likely to result in or give rise to, the creation, incurrence or imposition of any liability, individually or in the aggregate, in excess of $100,000, with respect to such party (including, in the case of the Company, the Surviving Entity), or (ii) a material adverse effect on the party's ability to consummate the transactions contemplated hereby, and (b) the term "SUBSIDIARY" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or
(ii) such party or any subsidiary of such party is a general partner of a partnership or a manager of a limited liability company. The copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company, which have previously been made available to Purchaser, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

         Section 3.02 Capitalization.

         (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock. At the close of business on March 2, 2001, there were 1,297,539 shares of Company Common Stock issued and outstanding. As of March 2, 2001, there were 257,015 shares of Company Common Stock issuable upon the exercise of outstanding Options pursuant to the Stock Plan. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since March 2, 2001 the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options referred to above. Except as set forth above or as


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otherwise contemplated or permitted by Section 5.01(a) hereof, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

         (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, pledges, hypothecations, adverse rights or claims and security interests whatsoever (collectively, "LIENS"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         Section 3.03 Authority.

         (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock prior to the consummation of the Merger in accordance with Section 302A.613 of the MBCA. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of the Company Shareholders as contemplated by Section 1.06 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         (b) The Company Special Committee and Board of Directors of the Company have approved and taken all corporate action required to be taken by the Company Special Committee and Board of Directors, respectively, for the consummation of the transactions contemplated by this Agreement.

         Section 3.04 Consents and Approvals; No Violations. Except for (i) the filing with the SEC of the Proxy Documents relating to the meeting of the Company Shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with the MN Secretary of State pursuant to the MBCA and with the DE Secretary of State pursuant to the DLLCA, (iii) the adoption of this Agreement by approval of holders of a majority of the shares of outstanding Company Common Stock and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), no


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


consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "GOVERNMENTAL ENTIT ), are necessary for the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, filings, declarations or registrations which, if not obtained prior to or at the Closing would not, either individually or in the aggregate, result in or give rise to a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Subsidiaries.

         Section 3.05 Financial Statements. Each consolidated balance sheet of the Company (including the related notes and schedules) included in the Company Reports (defined below) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements included in the Company Reports (including the related notes, where applicable) fairly present, in all material respects (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective periods or dates therein set forth. As used in this Agreement, "Company Reports" means all required forms, notices, reports, schedules and documents (including all exhibits, schedules, annexes, amendments and supplements thereto) filed with the SEC.

         Section 3.06 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Dougherty & Company LLC ("Dougherty") to the effect that, as of the date of such opinion, the consideration to be received in the Merger is fair to the Company Shareholders, other than Purchaser and the Purchaser Members, from a financial point of view.

         Section 3.07 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 302A.671 or Section 302A.673 of the MBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company limits or otherwise affects, or at or after the Effective Time will limit or otherwise affect, in any respect, the Purchaser, the Surviving Entity the Merger or any other transaction contemplated by this Agreement, the voting by Purchaser of its shares of Company Common Stock with respect to this Agreement or the Merger, or any business combination between the Company and Purchaser or any Affiliate thereof (other than stock purchases following any tender offer by the Purchaser or any Affiliate thereof after the date of this Agreement which would be subject to the Section 302A.675 of the
MBCA).

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

         Purchaser represents and warrants to the Company, as of the date hereof and at the Closing Date, that except as set forth in disclosure schedule of the Purchaser delivered to the Company concurrently herewith (the "PURCHASER DISCLOSURE SCHEDULE"):

         Section 4.01 Corporate Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Purchaser ("PURCHASER MATERIAL ADVERSE EFFECT"). The copies of the Certificate of Formation and Limited Liability Company Agreement (or similar organizational documents) of the Purchaser, which have previously been made available to Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

         Section 4.02 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and by the Purchaser Members and no other organizational action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         Section 4.03 Consents and Approvals; No Violation. Except for (i) the filing of the Proxy Documents with the SEC, (ii) the filing of the Articles of Merger with the MN Secretary of State pursuant to the MBCA and with the DE Secretary of State pursuant to the DLLCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Purchaser Material Adverse Effect. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will conflict with or violate any provision of the Certificate of Formation or Limited Liability Company Agreement of Purchaser.

         Section 4.04 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 4.05 Available Funds. Purchaser currently has or the Surviving Entity, upon consummation of the Merger will have, available cash and/or the ability to borrow funds under existing credit arrangements in the ordinary course of business that are adequate to fund the payment obligations of Purchaser and the Surviving Entity pursuant to Section 2.01 and 2.02 of this Agreement.

         Section 4.06 Purchaser Information. The information relating to Purchaser and its Subsidiaries and Affiliates to be provided by Purchaser to be contained in the Proxy Documents, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Documents (except that no representation is made as to such portions thereof that relate only to the Company or any of its Subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively.

         Section 4.07 Representations and Warranties of Company. Purchaser has no knowledge of any breach by Company of the representations and warranties set forth in Article III hereof.

                                   ARTICLE V.
                                   COVENANTS
                                   ----------

         Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Purchaser otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice; and
(ii) maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees (except that Purchaser hereby consents to the Napco Management Agreement).

         Section 5.02 No Solicitation.

         (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity conducted heretofore by the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives (collectively, "REPRESENTATIVES") with respect to any proposed, potential or contemplated Acquisition Proposal (as defined in Section 5.02(e) hereof).

         (b) From and after the date hereof, without the prior written consent of the Purchaser, the Company will not, and will not authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to an Acquisition Proposal.

         (c) Notwithstanding any other provision hereof, the Company may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or any of its Representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i)(A) the third party has first made a bona fide Acquisition Proposal to the Board of Directors of the Company in writing prior to the date upon which this Agreement and the Merger shall have been approved by the required vote of the Company Shareholders, (B) the Company's Board of Directors concludes in good faith (after consultation with its financial advisor) that the transaction contemplated by such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to the Company Shareholders from a financial point of view than the Merger contemplated by this Agreement (any such Acquisition Proposal, a "COMPANY SUPERIOR PROPOSAL"), and (C) the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; (ii) the Company (A) shall as promptly as practicable notify Purchaser (1) that the Company has received a bona fide Acquisition Proposal from a third party, (2) that the Company is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to clause (i) of this Section 5.02(c), and (3) of the identity of the third party making such Acquisition Proposal and of all the terms and conditions of such proposal, and (B) shall keep Purchaser reasonably informed of the status and material terms of such Acquisition Proposal; and (iii) the Company shall promptly advise the third party making such Acquisition Proposal that the Company will not participate in negotiations or discussions with or provide information to such Person, unless and until such person authorizes the Company to comply with clause (ii) of this
Section 5.02(c).

         (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a director or an officer of the Company or any of its Subsidiaries, or any investment banker, attorney or other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section
5.02 by the Company.

         (e) The term "ACQUISITION PROPOSAL" shall mean any proposal or offer (other than by Purchaser) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or material portion of the assets of the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement and the transactions contemplated in the Napco Purchase Agreement.

         Section 5.03 Regulatory Matters. The Company and Purchaser shall take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall, as applicable, include, without limitation, filing the notification and report form and furnishing all other information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Purchaser shall and shall cause its respective Subsidiaries to, use its best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Purchaser, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         Section 5.04 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except as may be required by law, by any listing agreement with a national securities exchange or by any rule or regulation of the NASD (in which event, the non-disclosing party shall nevertheless have the opportunity to review and consult with the disclosing party regarding such disclosure prior to the making thereof).

         Section 5.05 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.06 Further Assurances. Subject to the terms and conditions of this Agreement, each of Purchaser and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

         Section 5.07 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

         Section 5.08 Actions by Company. Except as otherwise required by applicable law, any actions contemplated to be taken under this Agreement by the Board of Directors of the Company or the Company may be taken by the Company Special Committee on behalf of the Company or its Board of Directors. Notwithstanding any other provisions contained herein, (i) any amendment or modification of, or supplement to, this Agreement that is adverse to the Company Shareholders shall require the consent of the Company Special Committee and (ii) the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right thereunder by the Company or its Board of Directors shall require the consent of the Company Special Committee.

                                  ARTICLE VI.
                                   CONDITIONS
                                   ----------

         Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the Company Shareholders required by applicable law and the Articles of Incorporation of the Company in order to consummate the Merger.

         (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

         (c) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

         Section 6.02 Additional Conditions to Purchaser's Obligation to Effect the Merger. In addition to the conditions set forth in Section 6.01, Purchaser's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

         (a) Representations and Warranties of the Company. The representations and warranties of the Company shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

         (b) Compliance With Covenants. The Company and each Subsidiary of the Company shall have complied with or performed all covenants to be complied with or performed by the Company or such Subsidiary pursuant to the terms of this Agreement, including without limitation, those set forth in Article V hereof.

         (c) Dissenting Common Stock. The holders of not more than ten percent (10%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall have purported to exercise, or delivered notice to the Company of their intention to exercise, dissenters' rights with respect to such Shares (which purported exercise shall include notice of intent to demand payment of fair value of shares of Company Common Stock under Section 302A.473 of the MBCA).

         (d) Napco Sale. The purchase and sale contemplated in the Napco Purchase Agreement shall have been consummated in accordance with the terms of such agreement.

         (e) No Material Adverse Effect. There shall not have occurred any change, event, development or circumstance that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

         (f) Withdrawal of Recommendation. The Company Special Committee and the Board of Directors shall not have withdrawn or rescinded their respective recommendations, referred to in Section 3.03(b), that the shareholders vote in favor of this Agreement and the Merger.

         (g) Agreements Regarding Cancellation of Options. The Company shall have entered into written agreements, in accordance with Section 2.04 hereof, regarding cancellation of Options with each employee of the Company who currently holds Options.

         Section 6.03 Additional Conditions to Company's Obligation to Effect the Merger. In addition to the conditions set forth in Section 6.01, the Company's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

         (a) Representations and Warranties of Purchaser. The representations and warranties of the Purchaser shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

         (b) Compliance With Covenants. The Purchaser shall have complied with or performed all covenants to be complied with or performed by it pursuant to the terms of this Agreement, including without limitation, those set forth in
Article V hereof.

         (c) No Withdrawal of Opinion of Financial Advisor or the Recommendation of the Company Special Committee. Neither Dougherty nor the Company Special Committee shall have withdrawn its opinion referred to in Section 3.06 or its recommendation referred to in Section 3.03(b), respectively, prior to the Closing Date.

                                  ARTICLE VII.
                                   TERMINATION
                                   -----------

         Section 7.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder approval thereof:

         (a) by the mutual consent of the Purchaser and the Company Special Committee;

         (b) by the Purchaser in the event that the Napco Purchase Agreement is terminated;

         (c) by either of the Company Special Committee or the Purchaser: (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to challenge such order, decree or ruling; or (ii) if the Effective Time shall not have occurred by November 30, 2001, unless the Effective Time shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement;

         (d) by the Purchaser if any of the conditions specified in Sections
6.01 or 6.02 shall not have been satisfied on or prior to November 30, 2001;

         (e) by the Company if any of the conditions specified in Sections 6.01 or 6.03 shall not have been satisfied on or prior to November 30, 2001; or

         (f) by the Company (but only after the Company has made such payments as are provided for in Section 7.02 and only prior to the approval of this Agreement and the Merger by the Company Shareholders), if (i) the Board of Directors of the Company shall conclude in good faith, after considering applicable state law and consulting with outside legal counsel, that failure to enter into a definitive agreement with respect to a Company Superior Proposal would result in the non-compliance by the Board of Directors of the Company with its fiduciary duties to the Company Shareholders under applicable law, (ii) simultaneously with such termination, the Company shall enter into a definitive and binding acquisition or similar agreement with respect to such Company Superior Proposal and (iii) the Company shall have notified Purchaser at least five (5) business days prior to the earlier of such determination by the Board of Directors of the Company and the entering into such definitive and binding agreement; PROVIDED, HOWEVER, that such termination under this Section 7.01(f) shall not be effective until the Company shall have made payment of such amounts as are provided for in Section 7.02.

         Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made in accordance with the terms thereof, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Purchaser or the Company; PROVIDED, HOWEVER, that nothing in this Section 7.02 shall relieve any party of liability for fraud or for breach of this Agreement (other than a breach of this Agreement arising solely out of the inaccuracy of a representation or warranty of the Company that was accurate when made on the date hereof and which inaccuracy was not caused by any willful and intentional actions or omissions by the Company); PROVIDED, FURTHER, that in the event that the Company terminates this Agreement pursuant to Section 7.01(f), then, simultaneously with, and as condition precedent to, such termination, the Company shall pay to Purchaser, by wire transfer of immediately available funds, cash in an amount equal to $200,000 (which amount the parties agree are reasonable liquidated damages and not a penalty).

                                  ARTICLE VIII.
                                  MISCELLANEOUS
                                  -------------

         Section 8.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Company Shareholders contemplated hereby, by written agreement of the parties hereto (which, in the case of the Company, shall require approval of its Board of Directors upon the recommendation of the Company Special Committee), at any time prior to the Closing Date with respect to any of the terms contained herein, provided that after approval of the Agreement by the Company Shareholders, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the Company Shareholders.

         Section 8.02 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, the Company Disclosure Schedule, the Purchaser Disclosure Schedule or in any other schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

         Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Purchaser, to:

             Venturian Holdings, LLC
             11111 Excelsior Boulevard
             Hopkins, Minnesota 55343
             Attention: Gary B. Rappaport
             Telephone No.: (952) 931-2500
             Facsimile No.: (952) 931-2575

             with a copy to:

             Maslon Edelman Borman & Brand LLP
             3300 Wells Fargo Center
             90 South Seventh Street

             Minneapolis, MN 55402-4140
             Attention: Martin R. Rosenbaum, Esq.
             Telephone No.: (612) 672-8200
             Facsimile No.: (612) 672-8397

         (b) if to the Company, to:
             Venturian Corp.
             11111 Excelsior Boulevard
             Hopkins, Minnesota 55343
             Attention: Gary B. Rappaport
             Telephone No.: (952) 931-2500
             Facsimile No.: (952) 931-2575

             with a copy to:

             Leonard, Street and Deinard
             150 South Fifth Street, Suite 2300
             Minneapolis, Minnesota 55402
             Attention:  Morris M. Sherman, Esq.
             Telephone No.: (612) 335-1561
             Facsimile No.: (612) 335-1657

         Section 8.04 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Purchaser Disclosure Schedule and each other schedule, instrument and other document delivered pursuant hereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 1.02 and Section 2.04, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         Section 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.08 Headings; Construction. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

         Section 8.09 Waiver. Any party hereto may waive any condition to its obligations hereunder, or any breach, default or misrepresentation of any other party hereunder (which, in the case of a waiver by the Company, shall require the approval of its Board of Directors upon the recommendation of the Company Special Committee); PROVIDED, HOWEVER, that no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                           [SIGNATURE PAGE FOLLOWS] "

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                              VENTURIAN HOLDINGS, LLC

                                              By:
                                                  ------------------------------
                                                  Name:
                                                         -----------------------
                                                  Title:
                                                         -----------------------


                                              VENTURIAN CORP.

                                              By:
                                                  ------------------------------
                                                  Name:
                                                         -----------------------
                                                  Title:
                                                         -----------------------

                                SCHEDULE 2.01(a)

Gary B. Rappaport

Gary Trust under the will of Max E. Rappaport
Linda Trust under the will of Max E. Rappaport
Marital Trust under the will of Max E. Rappaport
Susan H. Rappaport
Debra L. Rappaport
Melissa E. Rappaport
Linda Nathanson
Stuart Rappaport
Richard Rappaport
Jon Kutler
Quarterdeck Public Equities, LLC
Dean Greenberg
Henri Jacob
Michael Nathanson
Linda Nathanson as Custodian for Amy Nathanson
Beatrice R. Fligelman Irrevocable Trust #2, Linda Nathanson Trustee